
                                                                EXHIBIT 11




                         IGI, INC. AND SUBSIDIARIES
               COMPUTATION OF NET (LOSS) INCOME PER COMMON SHARE
                                (Unaudited)



                            Three months ended              Six months ended
                                  June 30,                      June 30,
                                 ---------                     ----------
                             1995          1994            1995         1994
                             ----          ----            ----         ----
Income from
 continuing operations  $   653,695    $  691,817    $ 1,297,804    $1,015,852
Loss from discontinued
 operations              (1,763,004)         -        (1,763,004)         -
Net (loss) income       -----------    ----------    -----------    ----------
 for primary earnings
 per share              $(1,109,309)   $  691,817    $  (465,200)   $1,015,852
                        ===========    ==========    ===========    ==========
Primary:

Weighted average
 shares outstanding       9,161,546     8,797,452      9,136,327     8,794,659
Common stock equivalents
 (net of common stock
 deemed  reacquired)
 based on average
 market price               684,949       318,325        675,584       319,768
Total equivalent         ----------    ----------     ----------    ----------
 shares for primary
 computation              9,846,495     9,115,777      9,811,911     9,114,427
                         ==========    ==========     ==========    ==========
Per Share Amounts:
 Primary:
 Income from
 continuing operations      $ .07         $ .08         $ .13          $ .11
 Loss from                  =====         =====         =====          =====
 discontinued operations    $(.18)        $  -          $(.18)         $  -
                            =====         =====         =====          =====
 Net (loss) income          $(.11)        $ .08         $(.05)         $ .11
                            =====         =====         =====          =====

Fully diluted earnings per share have been omitted as they approximate primary earnings per share.